EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of December 31, 2004 (the "Effective Date"), by and between VT GAMING SERVICES, INC., D/B/A DYNAMIC BIOMETRIC SYSTEMS, an Arizona corporation, (the "Company"), and RICHARD C. KIM (the "Executive").

                                    RECITALS:

     A. WHEREAS, the Company desires to retain the services of Executive, and Executive desires to become employed by the Company, on the terms and conditions of this Agreement.

     B. WHEREAS, the term Company shall include all subsidiaries of the Company.

                                   AGREEMENTS:

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. The Company agrees to employ Executive as President and Chief Executive Officer of the Company, and Executive accepts such employment and agrees to perform services for the Company, subject always to direction and control of the Board of Directors of the Company (the "Board"), for the period and upon the other terms and conditions set forth in this Agreement.

     2. Term. The term of Executive's employment hereunder shall commence on the Effective Date, and shall continue until this Agreement is terminated upon written notice by either party as set forth in Section 5 below, for any reason whatsoever, this being an "at will" employment agreement. Sections 5 and 6 of this Agreement shall govern the amount of any compensation to be paid to Executive upon termination of this Agreement and his employment.

     3.     Position and Duties.

     3.1. Service with the Company. During the term of this Agreement, Executive agrees to perform such full-time executive employment duties as the Board shall reasonably assign to him from time to time, including without limitation service as an officer or director of any subsidiary or affiliated entity of the Company, without additional compensation, as requested by the Board.

     3.2. No Conflicting Duties. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement or Executive's fiduciary obligations to the Company. In addition, Executive agrees that during his employment with the Company, he will not improperly use or disclose any confidential or proprietary information or property of any third party (including any former employers).

3.3. Full Time. At all times during the term of this Agreement, Executive shall devote substantially all of his business time, attention and energies to the performance of his duties under this Agreement, and shall not undertake or be engaged in any other activities, whether or not pursued for gain, profit or other pecuniary advantage, which could impair his ability to fulfill his duties to the Company under this Agreement, without the prior written consent of the Company.

3.4. Fiduciary Duties. Executive shall perform his duties under this Agreement with fidelity and loyalty, to the best of his ability, experience and talent and in a manner consistent with his fiduciary responsibilities.

4.     Compensation and Benefits.

     4.1. Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a monthly salary of $8,333.33 (the "Base Salary"). The Base Salary shall be subject to annual review and change at the discretion of the Board, but may not be reduced without Executive's consent. The Company shall pay the Base Salary to Executive on the Company's regularly scheduled paydays in accordance with the Company's normal payroll procedures and policies. `

     4.2. Bonuses. Executive shall be eligible for bonuses ("Bonuses") as determined by the Company in its discretion based on factors determined by the Board. Any such Bonuses will be described in separate agreements between Executive and the Company. Considerations for Bonuses will be based of the value of the Company as reflected in the stock price in conjunction with the revenues and profitability of the Company

4.3. Stock Options. Executive may be eligible to receive stock option grants in the future, as determined by the Board in its discretion.

     4.4. Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company's executive employees, including, without limitation, medical, dental, disability, and life insurance, 401(k) plan, sick days, vacation, and holidays. Executive's participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto. The Company shall have no obligation to maintain such plans or programs and may change or eliminate such plans or programs in its discretion.

     4.5. Business Expenses. In accordance with the Company's policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate documentation.

     4.6. Key Man Life Insurance. During the term of this Agreement, the Company shall have the option of purchasing and paying the premiums for a "Key Man" life insurance policy relating to Executive in a coverage amount determined by the Company, and the Company shall be named as the beneficiary of such policy. Executive represents and warrants that he is insurable for such policy on an unrated basis and agrees to fully cooperate in the Company obtaining the policy.

     5.     Termination.

     5.1. Disability. At the Company's election, Executive's employment and this Agreement shall terminate upon Executive's becoming totally or permanently disabled for a period of ninety (90) days or more in any twelve (12) month period. For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Executive's inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement. A reasonable determination by the Company of the existence of a disability shall be conclusive for all purposes hereunder. In making such determination of disability, the Company may utilize such advice and consultation as the Company deems appropriate, but there is no requirement of procedure or formality associated with the making of a determination of disability.

     5.2. Death of Executive. Executive's employment and this Agreement shall terminate immediately upon the death of Executive.

     5.3. Termination for Cause. The Company may terminate Executive's employment and this Agreement at any time for "Cause" (as hereinafter defined) immediately upon written notice to Executive. As used herein, the term "Cause" shall mean that Executive shall have in the reasonable judgment of the Board (i) committed a criminal act, or a single act of fraud, embezzlement, breach of trust, or other act of gross misconduct, whether or not a criminal act (ii) violated any material written Company policy or rules of the Company, unless cured by Executive within 30 days following written notice thereof to Executive, or (iii) refused to follow the reasonable written directions given by the Board or its designee or breached any covenant or obligation under this Agreement or other agreement with the Company, unless cured by Executive within 30 days following written notice thereof to Executive.

     5.4. Resignation. Executive's employment and this Agreement shall terminate on the earlier of the date that is one (1) month following the written submission of Executive's resignation to the Board or the date such resignation is accepted by the Company.

     5.5. Termination Without Cause. The Company may terminate Executive's employment and this Agreement without cause upon written notice to Executive. Termination "without cause" shall mean actual or constructive termination of employment on any basis (including no reason or no cause) other than termination of Executive's employment hereunder pursuant to Sections 5.1, 5.2, 5.3, or 5.4.

     5.6. Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company that in any of these cases are in his possession or under his control, and Executive shall also remove all such information from any personal computers that he owns or controls.

     6.     Compensation Upon the Termination of Executive's Employment.

     6.1. In the event that Executive's employment and this Agreement are terminated pursuant to Section 5.1 (Disability), 5.3 (Cause), or 5.4 (Resignation), then Executive shall be entitled to receive Executive's then current Base Salary through the date his employment is terminated, but no other compensation or benefits of any kind or amount.

     6.2. In the event Executive's employment and this Agreement are terminated pursuant to Section 5.2 (Death), Executive's beneficiary or a beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive's estate, shall be entitled to receive Executive's then current Base Salary through the end of the month in which his death occurs, but no other compensation or benefits of any kind or amount.

     6.3. In the event Executive's employment and this Agreement are terminated by the Company pursuant to Section 5.5 (Without Cause), the Company shall pay to Executive, as a severance allowance, his then current monthly Base Salary plus average Bonuses since the Effective Date for the twenty-four (24) month period following the date of termination, paid on the Company's regular paydays throughout that 24-month period, but no other compensation or benefits of any kind or amount. Any options Executive has been granted under the Company's employee stock option plan shall be vested upon such termination pursuant to Section 5.5.

6.4. Except as expressly provided in this Section 6, upon the termination of this Agreement and Executive's employment, the Company shall not have any liability or obligation of any kind or character to Executive under the terms of this Agreement or in connection with the expiration or termination of the Executive's employment hereunder, including, without limitation, severance compensation, Bonuses, or other amounts or benefits.

7. Change in Control. In the event of both a Change in Control (as defined below) and the occurrence of Good Reason (as defined below), any unvested stock options previously granted to Executive by the Company shall vest 100% upon the effective date of the later to occur of the Change in Control or the occurrence of Good Reason.

     7.1. Definition of Change in Control. As used herein, a "Change in Control" means both: (i) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (x) had been directors of the Company on the Effective Date or, if later, the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (y) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; and (ii) one of the following events has occurred: (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization; or (b) the sale, transfer, or other disposition of all or substantially all of the Company's assets. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

     7.2. Definition of Good Reason. As used herein, "Good Reason" means any of the following: (i) termination by the Company of Executive's employment and this Agreement without cause (as that term is defined in Section 5.5) within three (3) months before, or within six (6) months after, a Change in Control;
(ii) a material reduction in Executive's title, status, authority, or responsibility at the Company within six (6) months after a Change in Control;
(iii) within six (6) months after a Change in Control, a reduction of Executive's monthly Base Salary by more than 20% by the Company or a material reduction in the benefits that were in effect for the Executive immediately prior to the Change in Control occurs and comparable reductions have not been made in salary or benefits of the other executive employees of the Company; or
(iv) any material breach by the Company of its material obligations under this Agreement within six (6) months following a Change in Control.

     8. Release. As a condition precedent to the Company's obligation to provide Executive with the payments and stock option vesting benefits set forth in Section 6.3 and Section 7, Executive must first execute and deliver to the Company a legal release, in form and substance acceptable to the Company, in which Executive releases the Company and its affiliates, directors, officers, employees, agents, successors, assigns, and others affiliated with the Company from any and all claims, including claims relating to the Executive's employment with the Company, the termination of Executive's employment, if applicable, and any facts that may constitute Good Reason.

     9. Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder's fee, or other compensation in connection therewith other than the Base Salary to be paid to Executive as provided in this Agreement.

     10.     Restrictions.

     10.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     10.1.1. "Trade Secrets" means information that is not generally known about the Company or its business, including without limitation about its products, projects, designs, developmental or experimental work, computer programs, data bases, know-how, processes, customers, suppliers, business plans, marketing plans and strategies, financial or personnel information, and information obtained from third parties under confidentiality agreements.
"Trade Secrets" also means formulas, patterns, compilations, programs, devices, methods, techniques, or processes that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In particular, the parties agree and acknowledge that the following list, which is not exhaustive and is to be broadly construed, enumerates some of the Company's Trade Secrets, the disclosure of which would be wrongful and would cause irreparable injury to the Company: (1) pricing information; (2) product development, marketing, sales, customer, and supplier information related to any Company product or service available commercially or in any stage of development during Executive's employment with the Company; and (iii) Company marketing and business strategies, ideas, and concepts. Executive acknowledges that the Company's Trade Secrets were and are designed and developed by the Company at great expense and over lengthy periods of time, are secret, confidential, and unique, and constitute the exclusive property of the Company.

     10.1.2. "Restricted Field" means the business of developing, manufacturing, marketing, selling products based on a pen-based authentication system that utilizes the dynamic signature characteristics generated by a specifically designed writing instrument which has imbedded highly sophisticated sensors that can measure pressure, angle, tilt, speed and acceleration (the "Bio-Pen") of a user's writing behavior, hence; it these characteristics are unique to that person and provide very accurate recognition. The highly encrypted output of a Bio-Pen interacts with software either locally; on a LAN a WAN or on an intranet or over the Internet to verify that the signature produced by the Bio-Pen is the signature of a registered user of a signature verification system. Revenues from the Bio-Pen and software are expected to be obtained through the sale of Bio-Pens plus the licensing of the verification software or DynaSig may develop a transaction based payment model for each Bio-Pen signature verified (the "Business").

     10.1.3. "Restricted Period" means the period of two years following the termination of Employee's employment with the Company, unless a court of competent jurisdiction determines that that period is unenforceable under applicable law because it is too long, in which case the Restricted Period shall be for the longest of the following periods that the court determines is reasonable under the circumstances: 22 months, 20 months, 18 months, 16 months, 14 months, 12 months, 11 months, 10 months, 9 months, 8 months, 7 months, or 6 months following the termination of Employee's employment with the Company.

     10.1.4. "Business Territory" means the entire United States, unless a court of competent jurisdiction determines that that geographic scope is unenforceable under applicable law because it is too broad, in which case the Business Territory shall be amended by eliminating geographical areas and states from the following list until the Business Territory is determined to be reasonable: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, Washington, District of Columbia, West Virginia, Wisconsin, Wyoming, Maricopa County, Arizona, Phoenix, Arizona.

     10.2.     Non-Disclosure Obligations.

10.2.1. Executive shall not at any time, during or after his employment with the Company, without the express written consent of the Board, publish, disclose, or divulge to any person, firm or corporation, or use directly or indirectly for the Executive's own benefit or for the benefit of any person, firm, corporation or entity other than the Company, any Trade Secrets of the Company.

10.2.2. If Executive is requested (whether by oral questions, interrogatory, request for documents, subpoena, civil investigative demand or other legal process) to disclose any part of the Trade Secrets, Executive shall (i) give prompt written notice to the Company of the existence of, and the circumstances attendant to, such request, (ii) consult with the Company as to the advisability of taking legally available steps, at the Company's expense, to resist or narrow any such request or otherwise to eliminate the need for such disclosure and
(iii) if disclosure is required, cooperate with the Company, at its expense, to obtain a protective order or other reliable assurance in form and substance reasonably satisfactory to the Company that confidential treatment will be accorded to such portion of the Trade Secrets as is required to be disclosed.

10.3. Non-Competition Obligations. Executive acknowledges the substantial amount of time, money, and effort that the Company has spent and will spend in developing its products and other strategically important information (including Trade Secrets), and agrees that during the Restricted Period, Executive will not, alone or with others, directly or indirectly, as an employee, agent, consultant, advisor, owner, manager, lender, officer, director, employee, partner, stockholder, or otherwise, engage in activities in the Restricted Field, anywhere within the Business Territory, that directly compete with the Company's existing and planned business, nor have any such relationship with any person or entity that engages in activities in the Restricted Field; provided, however, that nothing in this Agreement will prohibit Executive from owning a passive investment of less than one percent of the outstanding equity securities of any company listed on any national securities exchange or traded actively in any national over-the-counter market so long as Executive has no other relationship with such company in violation of this Agreement. The Restricted Period set forth in this Section 10.3 shall be extended by the length of any period during which the Executive is in breach of the restriction set forth herein to ensure that the Company has the benefit of the entire Restricted Period.

     10.4. Agreement Not to Solicit Customers. Executive agrees that during Executive's employment with the Company hereunder and thereafter for a period of twenty-four (24) months (the "Customer Non-Solicitation Period"), Executive will not, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any competing business any existing or prospective Company customer with whom the Executive personally had contact during the twenty-four (24) months preceding the termination of Executive's employment.
The Customer Non-Solicitation Period set forth in this Section 10.4 shall be extended by the length of any period during which the Executive is in breach of the restriction set forth herein to ensure that the Company has the benefit of the entire Customer Non-Solicitation Period.

     10.5. Agreement Not to Solicit Employees. Executive agrees that during Executive's employment with the Company hereunder and for a period of 24 months thereafter (the "Employment Non-Solicitation Period"), Executive will not, either directly or indirectly, on Executive's own behalf or in the service or on the behalf of others solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person then employed by the Company, nor encourage anyone to leave the Company's employ. The Employment Non-Solicitation Period set forth in this Section 10.5 shall be extended by the length of any period during which the Executive is in breach of the restriction set forth herein to ensure that the Company has the benefit of the entire Employment Non-Solicitation Period.

     10.6. Non-Disparagement. Executive agrees that during Executive's employment with the Company hereunder and thereafter, he will not, either directly or indirectly, disparage, defame, or besmirch the reputation, character, or image of the Company or its products, services, employees, directors, or officers.

     10.7. Reasonableness. Executive and the Company agree that the covenants set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of the Company's business. Executive further acknowledges and agrees that (i) the Company has a legitimate interest in protecting the Company's business activities and its current, pending, and potential Trade Secrets; (ii) the covenants set forth herein are not oppressive to Executive and contain reasonable limitations as to time, scope, geographical area, and activity; (iii) the covenants do not harm in any manner whatsoever the public interest; (iv) Executive can work in many different jobs in Executive's chosen profession besides those in the Restricted Field; (v) the covenants set forth herein do not completely restrain Executive from working in Executive's chosen profession, and Executive can earn a livelihood in Executive's profession without violating any of the covenants set forth herein;
(vi) Executive has received and will receive substantial consideration for agreeing to such covenants, including without limitation the consideration to be received by Executive under this Agreement; (vii) the Company directly competes with other companies within the Business Territory, and if Executive were to engage in prohibited activities in the Restricted Field within the Business Territory, it would harm the Company; (viii) the Company expends considerable resources on hiring, training, and retaining its employees and if Executive were to engage in prohibited activities during the Employment Non-Solicitation Period, it would harm the Company; and (ix) the Company expends considerable resources acquiring, servicing, and retaining its customers and if Executive were to engage in activities prohibited by Section 10.4, it would harm the Company.

     10.8. Notice to Future Employers. For the period of twenty-four (24) months following the termination of Executive's employment, Executive shall provide a copy of this Agreement to any future or prospective employer of Executive and agrees that the Company also may do so.

     11. Other Agreements. Executive agrees to execute and deliver to the Company the Company's standard confidentiality or proprietary rights agreement.

     12. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall attempt to obtain the assignees' written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 12.

     13.     Other Provisions.

     13.1. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Arizona.

     13.2. Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief

     13.3. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

     13.4. Withholding Taxes and Right of Offset. The Company may withhold from all payments and benefits under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Executive agrees that the Company may offset any payments owed to Executive pursuant to this Agreement or otherwise against any amounts owed by the Executive to the Company.

     13.5. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and a representative of the Company specifically authorized by the Board to execute the same.

     13.6. No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     13.7. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     13.8.     Survivability.  Sections 5.6, 6.3, 6.4, 7.3, 8, 10, 11, 12 and 13
of this Agreement shall survive the termination of this Agreement and the termination of Executive's employment with the Company.

13.9. Rights of Payment. All payments to be made to Executive by the Company under the terms of this Agreement shall be paid in cash from the general funds of the Company, and no special or separate funds shall be established an no other segregation of assets shall be made to assure payment. Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to the provisions hereof, shall create, or be construed to create, a trust of any kind or any fiduciary responsibility of the Company to Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company

13.10. Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission to the parties at the following addresses (or at such other address as either party shall have furnished to the other in accordance with the terms of this Section 13.10):

     if to the Company:

     VT Gaming Services, Inc., d/b/a Dynamic Biometric Systems
     14647 S. 50th Street, Suite 130
     Phoenix, AZ  85044
     Fax: (480) 735-7011
     Attention:  Chairman of the Board

     if to the Executive:

     Richard C. Kim
     12578 E. Laurel Lane
     Scottsdale, AZ  85259

All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 13.10 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answer back.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

     VT Gaming Services, Inc.
"COMPANY"



     By: /s/ M. S. Williams
         ------------------
     Michael S. Williams
Chairman of the Board

     "EXECUTIVE"


     /s/ Richard C. Kim
     ------------------
Richard C. Kim